Exhibit 10.1
Nortel Networks Limited SUCCESS Incentive Plan
Section 1:  Introduction
     The Nortel Networks Limited SUCCESS Incentive Plan (the “SUCCESS Plan”) is a short-term, incentive bonus plan that provides the potential for “Eligible Employees” (as defined below) to receive cash awards based on their contributions to the success of the “Company”1, conditioned on the Company meeting its objectives.
     The SUCCESS Plan is intended to drive business performance and customer and shareholder value by rewarding Eligible Employees for their contributions to the Company’s overall success. An Eligible Employee’s contribution is determined by two factors: (1) the impact of that employee’s role on business results and (2) that employee’s achievement of individual performance objectives during the employee’s active service with the Company. The actual award received by an Eligible Employee will reflect (1) an employee’s job scope, complexity, and responsibilities, and that employee’s contribution and achievement, during the Plan Period2 and (2) the Company’s performance as indicated by the Nortel Performance Factor (the “Nortel Performance Factor”).
Section 2:  SUCCESS Plan Eligibility
     Generally, regular full-time and regular part-time3 Company employees are eligible to participate in the SUCCESS Plan (“Eligible Employees”), subject to the following:
(1)	Eligible employees who participate in other incentive plans for a full calendar month or the greater portion of a month, as determined by the Company, are not eligible to participate in the SUCCESS Plan during that calendar month. For purposes of this document, “other incentive plans” mean sales incentive compensation or any other incentive/bonus arrangements which the Company determines have been offered in lieu of the SUCCESS Plan;

[1]	For purposes of the SUCCESS Plan, the “Company” is defined as Nortel Networks Limited and its subsidiaries and affiliates and other entities, which it controls directly or indirectly and which have been approved for participation in the SUCCESS Plan by the person holding the most senior position responsible for human resources or the equivalent at the Company as identified by the CHRC (the “Senior Vice-President, HR”).

[2]	Each calendar year consists of one Plan Period— from January 1 through December 31. The Plan Period(s) for each calendar year may be changed by the CHRC (as defined in Section 2) and Board of Directors (as defined in Section 2) at any time.

[3]	For purposes of the SUCCESS Plan, regular full-time and regular part-time Company employees are those employees who are eligible for participation in the Company health benefit plans based on their regularly scheduled hours.

(2)	Subject to applicable law, employees who are covered under a collective labor agreement are not eligible unless that collective labor agreement provides for their participation in the SUCCESS Plan;

(3)	Individuals determined by the Company to be students, co-op students, interns, temporary[4], or non-payroll workers are ineligible for the SUCCESS Plan;

(4)	The Compensation and Human Resources Committee of the Boards of Directors of Nortel Networks Corporation and Nortel Networks Limited (“CHRC”) and the Board of Directors of Nortel Networks Limited (the “Board of Directors”) may determine that certain Company employees (including employees who are not otherwise eligible for the SUCCESS Plan) may be eligible to receive an award from a Discretionary Bonus Pool created pursuant to Section 5 hereof;

(5)	Subject to applicable law, to be eligible for either a full or pro-rated award for any given Plan Period: (a) an employee must have been actively employed in a role that is eligible under the SUCCESS Plan or other incentive plan (“Incentive Eligible Role”) for at least three full calendar months in that Plan Period[5] and (b) the employee must have been an employee in an Incentive Eligible Role on or before October 1 of that Plan Period[6]. For purposes of this document, an employee will be considered to be “actively employed” for any calendar month in which the employee actually works for at least one day or as otherwise required under applicable contract or law. Notwithstanding the foregoing and subject to applicable law, employees whose employment terminates before December 31 of a Plan Period are not eligible to receive a SUCCESS Plan award for that Plan Period.

(6)	Pro-rated awards may be made to employees who transfer into or out of positions covered by other incentive plans, move from or to a job that is ineligible for the SUCCESS Plan or who are on a Company approved leave of absence or on “notice” of termination of employment for part of the Plan Period, provided that the employee meets the other SUCCESS Plan requirements set out above. However, subject to applicable law, an employee is not eligible for a SUCCESS Plan payout for any calendar month in which the employee is not actively employed in a position eligible under the SUCCESS Plan. If an employee meets the above

[4]	Where legally required, temporary full time employees on fixed term contracts with the Company may be included as Eligible Employees subject to the other conditions in Section 2 of the Plan.

[5]	The required period of active employment may be changed by the CHRC and Board of Directors at any time.

[6]	The dates on which an employee must be employed in an Incentive Eligible Role may be changed by the CHRC and Board of Directors at any time.

SUCCESS Plan requirements, but is actively employed in a position that is eligible under the SUCCESS Plan for less than the full Plan Period, the employee’s SUCCESS award will be based on the number of months the employee is actively employed in a SUCCESS Plan eligible position divided by the number of months in the Plan Period, with the following exception. For purposes of determining the amount of a pro-rata SUCCESS award, an employee will not be considered to be actively employed in SUCCESS Plan eligible position in a calendar month in which (a) the employee participates in another incentive plan for that full calendar month or (b) the employee participates in another incentive plan for the greater portion of the month, each as determined by the Company.

(7)	Employees who meet all of the SUCCESS Plan eligibility requirements, but who leave employment with the Company between the end of the Plan Period and the related payment date for the award, other than for reasons determined by the Company to be related to inappropriate actions, misconduct, dismissal for cause (where applicable) or unsatisfactory performance, will be eligible for an award for the applicable Plan Period;

(8)	An employee’s Management Team[7] has the right, in consultation with the relevant Human Resources Business prime, to make limited exceptions to the ‘actively employed’ requirements set out in Section 2(5) and (6) above where required by law or where the Management Team determines that circumstances clearly warrant an exception. Exceptional circumstances might include approved leaves where warranted by applicable law (e.g. maternity, paternity, parental, military, family, or medical), disability, outsourcing, divestiture, or death. In such situations, if the employee has, while actively employed in a SUCCESS Plan eligible position, substantially achieved his/her individual objectives, the employee’s Management Team may grant partial awards. If awards are paid in these circumstances, the awards will be pro-rated to reflect the number of months the employee was actively employed in a SUCCESS Plan eligible position, as defined in Section 2(5) above, and will be commensurate with the employee’s contribution and achievement. Notwithstanding anything in the foregoing to the contrary, nothing in the SUCCESS Plan shall preclude the Company paying an employee an award under the SUCCESS Plan for more than the number of months the employee was actively employed in a SUCCESS Plan eligible position pursuant to that individual employee’s employment termination agreement, which the Senior Vice-President, HR has approved; and

(9)	Company affiliates and joint ventures may choose to offer the SUCCESS Plan or a similar plan subject to the approval of the Senior Vice-President, HR.

[7]	The “Management Team” consists of the managers with whom the employee has a direct or indirect reporting relationship as set out in the Organization Structure Manager (“OSM”) or its equivalent as maintained by the Company from time to time.

Section 3:  Award Elements
     An Eligible Employee’s cash award for a Plan Period under the SUCCESS Plan will be based on the following formula:
100%8 of Annual Base Salary x (# Months actively employed in SUCCESS eligible position / # Months in Plan Period) [“Pro-Ration Factor”] x Award % x Nortel Performance Factor.
Annual Base Salary means the annualized regular compensation paid to an Eligible Employee, excluding any other compensation, such as, but not limited to, bonuses, commissions, overtime, and relocation benefits. The Annual Base Salary for these purposes will be measured for all Eligible Employees at a uniform time on or after October 1st of the applicable Plan Period to be determined in the sole discretion of the Senior Vice-President, HR.
Award % is the percentage of Annual Base Salary that is used to compute the SUCCESS Plan award for each Eligible Employee. For Job Complexity Indicator (“JCI”) 1-6, the Award % ranges from 0% to 40% of Annual Base Salary. For JCI 55, the Award % ranges from 0% to 400% of Annual Base Salary. The JCI level for these purposes will be measured concurrently with Annual Base Salary as described above. For each JCI, the Senior Vice-President, HR may set a suggested narrower award range, intended to reflect a market trend to give certain Eligible Employees with higher levels of responsibility a higher incentive potential as a percentage of Annual Base Salary. Within the ranges approved by the CHRC and the Board of Directors, an Eligible Employee’s Management Team will determine the recommended Award % for that employee for each Plan Period based on the employee’s job scope, complexity and responsibilities and the employees’ contributions and achievements during the Plan Period. An Eligible Employee’s recommended Award % is subject to review, modification and approval by the Senior Management Team as provided in Section 4.9
The total SUCCESS Plan award for all Eligible Employees for a Plan Period (reflecting the Nortel Performance Factor) is recommended by the Senior Management Team for approval by the CHRC and the Board of Directors after the end of the Plan Period.
Nortel Performance Factor is calculated based on the achievement by the Company of key corporate objectives for the Plan Period. The objectives are approved by the CHRC and the Board of Directors for each Plan Period. The Nortel Performance Factor may be based on one or more performance metrics, each with specific targets. The performance metrics may have equal or different weightings. Performance metrics are the general

[8]	The percentage of Annual Base Salary that is applied to the formula may be changed by the CHRC and Board of Directors at any time.

[9]	For purposes of the SUCCESS Plan only, the “Senior Management Team” shall consist of the President and Chief Executive Officer, the Chief Financial Officer and the Senior Vice-President, HR of Nortel Networks Limited.

corporate goals for the Plan Period, such as profitability, market momentum, or customer loyalty. Targets shall be based on objective and/or subjective criteria established to measure, directly or indirectly, the performance metrics. Weightings shall be the relative weight or percentage accorded in the Nortel Performance Factor for achieving each specific target. After approval by the CHRC and the Board of Directors, the Company’s objectives for the Plan Period will be communicated to Eligible Employees. The Nortel Performance Factor is deemed to be 1.0 (achievement) throughout the Plan Period and is then adjusted by the CHRC and the Board of Directors based on their determination of corporate performance. The President and Chief Executive Officer may, in his sole discretion, recommend to the CHRC and the Board of Directors that the Nortel Performance Factor be adjusted with respect to certain business units, JCI levels or any other groups of employees and the CHRC and the Board can approve such adjustment to the Nortel Performance Factor, in their sole discretion, based on additional factors that the President/CEO and the CHRC and Board determine in their sole discretion are relevant to the award including without limitation, collective relative contribution to achievement of the key Company objectives during the Plan Period.
Section 4:  SUCCESS Plan Awards
Awards for each Plan Period are calculated based on 100%10 of an Eligible Employee’s Annual Base Salary, the Pro-Ration Factor, the Eligible Employee’s Award % (which reflects the employee’s job scope, complexity and responsibilities, and that employee’s contribution and achievement, during the Plan Period), and the Nortel Performance Factor (that is, the Company’s business performance for the Plan Period as determined by the CHRC and the Board of Directors). When warranted, cash awards will be made as soon as practicable following the close of the applicable Plan Period and the calculation of any award.
Any award under the SUCCESS Plan to an Eligible Employee is subject to the discretion of the Eligible Employee’s Management Team and Senior Management Team and the CHRC and the Board of Directors. That is, an Eligible Employee’s Management Team determines, in its discretion, the Award % for an Eligible Employee subject to review, modification and approval by the Senior Management Team. Specifically, the Senior Management Team reserves the right, in its discretion, to review and adjust Eligible Employees’ Award percentages, which are assigned to those Eligible Employees by their Management Team to reflect its assessment of the employees’ contributions to the business or the achievement of the Company’s key objectives, as well as to ensure that the final payouts, if any, are within appropriate budgetary guidelines. The CHRC and the Board of Directors determine, in their discretion, the achievement of the targets for the performance metrics and the final calculation of the Nortel Performance Factor (which may include a determination of a Nortel Performance Factor of zero, even if certain of the performance metrics targets are achieved, and/or an adjustment to the relative weighting of the performance metrics.) During the Plan Period, the CHRC and the Board of Directors can review Company objectives, performance measures, weightings, and

[10]	The percentage of Annual Base Salary that is applied to the formula may be changed by the CHRC and Board of Directors at any time.

targets to determine whether they remain appropriate. The CHRC and the Board of Directors may, at their sole discretion, adjust the Company objectives, performance measures, weightings, targets, and/or plan payouts for the Plan Period, as they deem necessary, to reflect changes in business conditions or other circumstances.
SUCCESS Plan awards are considered income and are therefore subject to national, state/provincial, and/or local taxes. All appropriate taxes and other withholdings will be deducted from any such awards and payments as required by applicable law.
Depending on local laws and policies, SUCCESS Plan awards may have an impact on some benefits and may or may not be included in the “eligible earnings” for purposes of capital accumulation and retirement plans offered in the various regions by the Company. Where appropriate, deductions may be made from SUCCESS Plan awards in accordance with the specific capital accumulation and retirement plan in which the Eligible Employee participates.
Section 5:  Discretionary Bonus Pool
During a Plan Period, the CHRC and the Board of Directors may consider the creation of a separate Discretionary Bonus Pool under the SUCCESS Plan to provide discretionary, incremental bonus awards. These awards may be made to all employees of the Company or employees of the Company who individually or in groups made a relative contribution that significantly added to the overall success of the Company, whether or not the employees are eligible to participate in the SUCCESS Plan under the criteria set out in Section 2 of this document. The determination that a Company employee is eligible for a Discretionary Bonus Pool award does not otherwise entitle that employee to generally participate in the SUCCESS Plan. The CHRC and the Board of Directors have complete discretion to determine: the establishment of the Discretionary Bonus Pool; the eligibility criteria for participation; any performance metrics, weightings and targets; the achievement, if any, of the targets for the performance metrics; and the amount of the awards, if any, paid from the Discretionary Bonus Pool. Whether or not an Eligible Employee receives a SUCCESS Plan award shall have no effect on that employee’s eligibility to receive a Discretionary Bonus Pool award.
Discretionary Bonus Pool awards will be considered income and therefore subject to national, state/provincial, and/or local taxes. All appropriate taxes and other withholdings will be deducted from the award as required by applicable law.
Depending on local laws and policies, Discretionary Bonus Pool awards may have an impact on some benefits and may or may not be included in the “eligible earnings” for purposes of capital accumulation and retirement plans offered in the various regions by the Company. Where appropriate, deductions may be made from the Discretionary Bonus Pool awards in accordance with the specific capital accumulation and retirement plan in which the employee participates.

Section 6:  Interpretations and Amendments
This document, as amended from time to time, constitutes the “Nortel Networks Limited SUCCESS Incentive Plan”. In the event of any conflicts or inconsistencies between the provisions of the SUCCESS Plan and any other document or communication, written or oral, concerning the SUCCESS Plan, the provisions of this document, as amended from time to time, shall govern.
The Senior Vice-President, HR, subject to approval of the CHRC and the Board of Directors in certain cases shall interpret the provisions of the SUCCESS Plan, which shall be final and binding on the Company and all SUCCESS Plan participants. This document is also subject to interpretation to comply with applicable laws. It is not and shall not be construed as either an employment contract or as a contract concerning the subject matter contained herein. There is no guarantee that any award under the SUCCESS Plan will actually be paid. Any award is determined at the discretion of an Eligible Employee’s Management Team, the Senior Management Team and the CHRC and the Board of Directors, as the case may be. If such awards, however, are paid, they shall be determined and paid in accordance with the provisions herein.
The SUCCESS Plan can only be terminated or amended by the Board of Directors, which shall have the full authority, at any time, to terminate the SUCCESS Plan or to delete, modify and/or add to any and all terms, conditions, and provisions of the SUCCESS Plan.
As adopted by the Board of Directors of Nortel Networks Limited on July 25, 2002, as amended on January 23, 2003 with effect from January 1, 2003, as amended on July 28, 2003 with effect from January 1, 2003, as amended on February 26, 2004 with effect from January 1, 2004, as amended on March 9, 2006 with effect from January 1, 2006.